UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                  VITRIX, INC.
                                ----------------
                                (Name of Issuer)

                         Common Stock, $.005 par value
                         ------------------------------
                         (Title of Class of Securities)


                                   92850R108
                                 --------------
                                 (CUSIP Number)

                                  May 21, 2003
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [X]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 92850R108                                           PAGE 2  OF 6 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Hayden R. Fleming
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    983,844
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     75,642
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       983,844
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    75,642
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,059,486
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   9.9%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 92850R108                                           PAGE 3  OF 6 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Circle F Ventures, LLC  86-0820669
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   NV - U.S.A.
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    983,511
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     NONE
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       983,511
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    NONE
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   983,511
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   9.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

ITEM 1(a). NAME OF ISSUER:

           Vitrix, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           51 West Third Street, Suite 310, Tempe, Arizona 85281

ITEM 2(a). NAME OF PERSON FILING:

           Hayden R. Fleming

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           17797 N. Perimeter Drive, Suite 105, Scottsdale, Arizona 85255

ITEM 2(c). CITIZENSHIP:

           U.S.A.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock, $.005 par value

ITEM 2(e). CUSIP NUMBER:

           92850R108

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
           (c), CHECK WHETHER THE PERSON FILING IS A:   Hayden R. Fleming

           (a) [X] Broker or Dealer registered under section 15 of the Act,

           (b) [ ] Bank as defined in section 3(a)(6) of the Act,

           (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act,

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

           (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)
                   (ii)(E),

           (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F),

           (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G),

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

           (j) [ ] A group, in accordance with ss.13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to ss.240.13d-1(c), check this box [ ].

ITEM 4. OWNERSHIP.

       (a) Amount beneficially owned:

           Hayden R. Fleming - 1,059,486

           Circle F Ventures, LLC - 983,551

       (b) Percent of class:

           Hayden R. Fleming - 9.9%

           Circle F Ventures LLC - 9.2%

       (c) Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote: Hayden Fleming -
                 983,844
           (ii)  Shared power to vote or to direct the vote: 75,642
           (iii) Sole power to dispose or to direct the disposition of:
                 Hayden Fleming - 983,844
           (iv)  Shared power to dispose or to direct the disposition of: 75,642

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Hayden R. Fleming
         Circle F Ventures, LLC

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                   SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  May 22, 2003
                                                  ------------------------------
                                                             (Date)

                                                  /s/ Hayden R. Fleming
                                                  ------------------------------
                                                           (Signature)

                                                  Hayden R. Fleming
                                                  ------------------------------
                                                           (Name/Title)